Exhibit 10.1

Description of the Third Extension to the Amended and Restated $250 Million Secured Revolving Credit Agreement

November 19, 2021

Pursuant to the terms of the Amended and Restated $250 million secured Revolving Credit Agreement dated as of November 19, 2018, between Consumers Energy Company and The Bank of Nova Scotia, the parties have all agreed, effective November 19, 2021, to extend the Termination Date (as defined therein) for a period of one year to November 19, 2023.